EXHIBIT 4.6

[FORM OF NOTICE TO STOCKHOLDERS WHO ARE ACTING AS NOMINEES]

GENERAL FINANCE CORPORATION

NOTICE TO STOCKHOLDERS WHO ARE ACTING AS NOMINEES

Units consisting of One Share of Common Stock and One Warrant to Purchase 0.5 Shares of Common Stock
 Issuable Upon Exercise of Rights at $       per Unit

     This letter is being distributed to broker-dealers, trust companies, banks and other nominees in connection with the offering by General Finance Corporation, a Delaware corporation (the " Company ”) of subscription rights (the “ Rights Offering ”) to purchase to purchase Units (the " Units ”) consisting of one share of common stock and a three-year warrant to purchase 0.5 shares of common stock at an exercise price of $4.00 per share by stockholders of record (“ Record Date Stockholders  ”) as of 5:00 p.m., New York City time, on [                    ], 2010 (the “ Record Date ”).

     Pursuant to the offering, the Company is issuing one right (the “Rights”) for every two shares of our common stock held of record as of 5:00 p.m. Eastern Daylight Time to subscribe for one Unit, on the terms and subject to the conditions described in the Prospectus. The Rights may be exercised at any time during the subscription period, which commences on [                    ], 2010 and ends at 5:00 p.m., New York City time, on [                    ], 2010, unless extended by the Company in its sole discretion (as it may be extended, the “ Expiration Date ”). The Rights, the Units and the shares of common stock and the warrant included in the Units will be listed on the NASDAQ Global Market. The Rights are transferable and will be listed for trading on the NASDAQ Capital Market under the symbol “GFNR” during the course of this offering.

     As described in the Prospectus, Record Date Stockholders will receive one (1) Right for every two shares of the Company’s common stock, $0.0001 par value, owned on the Record Date.

     One (1) Right will entitle the holder (the “Rights Holders”) at the subscription price of $     per Unit (the “ Basic Subscription Right ”) to purchase one share of common stock and one three-year warrant to purchase 0.5 shares of common stock at an exercise price of $4.00 per share.

     Rights Holders who fully exercise their Basic Subscription Right will be entitled to subscribe for additional Units that remain unsubscribed as a result of any unexercised Basic Subscription Right (the “ Over-Subscription Right ”). If requests for Units pursuant to the Basic Subscription Right exceed the number of Units available, the Units will be allocated pro-rata among Rights Holders based upon the number of Rights then held. Each Over-Subscription Right entitles the holder to subscribe for additional Units (calculated prior to the exercise of any Rights), provided that the Company retains the right to limit the exercise of over-subscription privileges if such exercise would cause a change of control, as defined in the agreements governing the indebtedness of the Company and its subsidiaries. If sufficient remaining Units are available, all over-subscription requests will be honored in full. If requests for Units pursuant to the Over-Subscription Right exceed the remaining Units available, the remaining Units will be allocated pro-rata among Rights Holders who over-subscribe based on the number of Rights then held. Rights may only be exercised for whole numbers of shares; no fractional Units or shares of common stock will be issued in the Rights Offering.

     The rights will be evidenced by subscription rights certificates (the “Subscription Certificates”).

     We are asking persons who hold shares of the Company’s Common Stock beneficially, and who have received the Rights distributable with respect to those shares through a broker-dealer, trust company, bank or other nominee, to contact the appropriate institution or nominee and request it to effect the transactions for them.

     If you exercise the Over-Subscription Right on behalf of beneficial owners of Rights, you will be required to certify to the Subscription Agent and the Company, in connection with the exercise of the Over-Subscription Right, as to the aggregate number of Rights that have been exercised pursuant to the Subscription Right, whether the Rights exercised pursuant to the Basic Subscription Right on behalf of each beneficial owner for which you are acting have been exercised in full and the number of Units being subscribed for pursuant to the Over-Subscription Right by each beneficial owner of Rights on whose behalf you are acting.

     Enclosed are copies of the following documents:

1.	Prospectus, dated [ ], 2010; and

2.	A form of letter which may be sent to beneficial holders of the Company’s Common Stock.

     Rights not exercised at or prior to 5:00 p.m., New York City time, on the Expiration Date will expire.

     Additional copies of the enclosed materials may be obtained from the Information Agent, Mackenzie Partners, Inc. toll-free at the following telephone number: (800) 322-2885.
     NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL MAKE YOU OR ANY OTHER PERSON AN AGENT OF THE COMPANY; THE SUBSCRIPTION AGENT, THE INFORMATION AGENT OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERING, EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.